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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       -----------------------------------


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported)     June 1, 2004
                                                             ------------


                         CENTURY BUSINESS SERVICES, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


           Delaware                                      22-2769024
-------------------------------            ------------------------------------
(State or Other Jurisdiction of            (I.R.S. Employer Identification No.)
 Incorporation or Organization)


                                     0-25890
                            ------------------------
                            (Commission File Number)



                    6050 Oak Tree Boulevard South, Suite 500
                              Cleveland, Ohio 44131
                    (Address of Principal Executive Offices)
                                   (Zip Code)
         Registrant's Telephone Number, Including Area Code 216-447-9000





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ITEM 5.  OTHER EVENTS.

On May 27, 2004, the Company's Board of Directors authorized an additional purchase of up to 2,000,000 shares of its outstanding common stock to be obtained in open market or privately negotiated purchases. This authorization supplements the Company's repurchase plan, previously announced on March 4, 2004, to undertake a program to buy up to 8,500,000 of the Company's outstanding common stock in 2004. The Company now seeks to buy a total of 10,500,000 shares during 2004.

To date during 2004, the Company has purchased 7,500,000 shares as part of a tender offer completed on April 1, 2004, for a total cost of approximately $37.5 million. Since the completion of the tender offer purchase, an additional 435,800 shares were obtained in open market purchases, at a cost of approximately $1.84 million.

As of May 27, 2004, CBIZ had approximately 78.3 million shares outstanding. CBIZ's Board of Directors believes that the addition to the repurchase plan is a prudent use of the Company's financial resources, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to CBIZ stockholders. CBIZ anticipates that it will obtain all of the funds necessary to purchase shares under the repurchase program, and to pay related fees and expenses, by borrowing under its existing $73 million secured revolving credit facility. The credit facility was amended on March 3, 2004, to permit CBIZ to borrow up to an aggregate of $50 million for the repurchase, on or before December 31, 2004, of shares of CBIZ stock.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   CENTURY BUSINESS SERVICES, INC.

Date: June 1, 2004

                                     /s/ MICHAEL W. GLEESPEN
                                   -------------------------------
                                   Michael W. Gleespen
                                   Corporate Secretary